Investor Relations (303) 691-4350 Investor@aimco.com Jennifer Martin Vice President — Investor Relations (303) 691-4440
APARTMENT INVESTMENT AND MANAGEMENT COMPANY NAMES NEW CHIEF ACCOUNTING OFFICERWITH TRANSITION OF ROB WALKER TO CFO CONVENTIONAL OPERATIONS
DENVER, COLORADO, September 22, 2006
Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) today announced that Scott W. Fordham will join Aimco as senior vice president and chief accounting officer not later than January 2007, succeeding Robert Y. Walker, IV, who will become chief financial officer of Aimco’s conventional property operations.
Since January 2006, Mr. Fordham has served as vice president and chief accounting officer of Brandywine Realty Trust. Prior to the merger of Prentiss Properties Trust with Brandywine Realty Trust, Mr. Fordham served as senior vice president and chief accounting officer of Prentiss Properties Trust and was in charge of the corporate accounting and financial reporting groups. Prior to joining Prentiss Properties Trust in 1992, Mr. Fordham worked in public accounting with PricewaterhouseCoopers LLP. Mr. Fordham is a certified public accountant. He is a graduate of Baylor University.
“Scott will be a strong successor to Rob Walker in this very important role,” said Terry Considine, Aimco’s chairman of the board and chief executive officer. “He brings the leadership qualities, expertise and high standards necessary for the demands of this position. We welcome him to Aimco. I am also pleased to have Rob taking on a broader finance role through his new position in conventional operations. As CFO of conventional operations he will continue to work closely with Tom Herzog as well as Jeff Adler and have oversight of key functions including conventional financial planning, forecasting and capital budgeting.”
“Scott will be a terrific addition to the Aimco team,” said Rob Walker. “I had the pleasure of working with Scott at Prentiss and know he has the skills and drive to help shape Aimco’s success. Likewise, I look forward to my new role and the opportunity to work with Jeff and Tom to continuously shape and improve the future of our operations.”
Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities through 19 regional operating centers. Aimco, through its subsidiaries, operates approximately 1,320 properties, including approximately 230,000 apartment units, and serves approximately one million residents each year. Aimco’s properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are included in the S&P 500.